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                                                                 EXHIBIT 99.6(b)

                               THE BENCHMARK FUNDS

                   ADDENDUM NO.2 TO THE DISTRIBUTION AGREEMENT

     This Addendum, dated as of the 1st day of July, 1993, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and GOLDMAN, SACHS & CO., a New York limited partnership (the "Distributor").

     WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated as of June 8, 1992, as amended by Addendum No. 1 dated January 8, 1993 (the "Distribution Agreement"), pursuant to which the Trust appointed the Distributor to act as distributor to the Trust for the Diversified Assets Portfolio, the Government Portfolio, the Tax- Exempt Portfolio, the Government Securities Portfolio, the California Municipal Portfolio, the Short Duration Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio and Bond Portfolio;

     WHEREAS, the Trust is establishing the Balanced Portfolio (the "Portfolio"), and it desires to retain the Distributor to act as distributor to provide for the sale and distribution of the Units of the Portfolios and the Distributor is willing to render such services;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Appointment. The Trust hereby appoints the Distributor as exclusive distributor of the Units of each of the Portfolios on the terms and for the periods set forth in the Distribution Agreement. The Distributor hereby accepts such appointment and agrees to render the services and perform the duties set forth in the Distribution Agreement without compensation.

     2. Capitalized Terms. From and after the date hereof, the term "Portfolios" as used in the Distribution Agreement shall be deemed to include the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, California Municipal Portfolio, Short Duration Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio and Balanced Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Distribution Agreement.
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     3.   Miscellaneous. Except to the extent supplemented hereby, the
          Distribution Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

                                                    THE BENCHMARK FUNDS

Attest:/s/ Nancy James                              By:/s/ Nancy L. Mucker

                                                    Vice President of the Trust

                                                    GOLDMAN, SACHS & CO.

Attest:____________________                         By:/s/ Michael Armellino

                                                    Partner